Exhibit 99.1

Press Release

November 2, 2016	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q2 FY2017 Financial Results
Call scheduled for Thursday, November 3, 2016 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Second Quarter Highlights

•	Net sales were $491 million and up 1% year over year. Core sales(1) declined 2%, excluding a 1% impact from the RHF product line exit, while acquisitions contributed 4%.

•	GAAP diluted earnings per share from continuing operations was $0.24, compared with $0.22 in the prior year.

•	GAAP net income was $25 million, or 5% of net sales.

•	Adjusted earnings per share(1) was $0.38, compared with $0.36 in the prior year.

•	Adjusted EBITDA(1) was $90 million, or 19% of net sales.

•	Total liquidity was $554 million ($209 million of cash plus $345 million of available borrowings).

Todd Adams, President and Chief Executive Officer, commented, “Our second quarter operating results were broadly in line with our expectations, despite the modestly weaker than expected overall sales level. While the demand environment remains challenging, our focus to deliver greater value to our customers and earn more of their business is having a positive impact. We are encouraged by the positive trajectory of year over year core growth comparisons in our industrial and aerospace end markets, and we are bringing significant new products to market that we believe can accelerate our sustainable growth over time. Our supply chain optimization and footprint repositioning initiatives remain firmly on track to deliver $30 million of annualized cost savings, although we are adding 60 days to our timeline in order to achieve successful execution and realization of benefits from this critical series of projects.”

“The Process & Motion Control (“PMC”) platform continued to benefit from stabilizing sell-through rates in our industrial distribution channels, along with a full quarter of solid operating performance from the Cambridge business that we acquired in June. Although weak demand from process industry OEMs and end users offset positive core growth in our aerospace and consumer-facing end markets, the relative impact of weaker process industry capex on PMC’s overall core growth is moderating. Cambridge delivered solid operating results in its first full quarter, and we are focused on implementing our strategies to capture the incremental core growth opportunities we have identified in the food industry. PMC margins improved sequentially as expected, reflecting the favorable contribution from Cambridge and improved execution in our Aerospace operations that offset the short-term impact from elevated investment in our cost reduction, innovation, and market expansion initiatives.”

“Water Management results were a bit below our expectations, reflecting the adverse timing of project shipments to our global water and wastewater infrastructure markets and an uneven demand environment in our nonresidential construction end markets. Our increased backlog provides better viability into our second half, and we continue to make good progress with our market expansion initiatives. Platform margins continue to have upside from the combination of volume growth and our continuous improvement initiatives executed within the Rexnord Business System (“RBS”).”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Third Quarter and Fiscal 2017 Outlook and Guidance

Adams continued, “Given the ongoing deceleration of project schedules in Middle East water infrastructure markets and a more conservative outlook for the near-term trajectory of growth in our nonresidential construction and process industry end markets, we are revising our outlook for core growth in our second half. Separately, extending the completion of our supply chain optimization and footprint repositioning program by two months and into the first quarter of next fiscal year will effectively delay the realization of certain benefits previously anticipated in our fourth quarter. As a result of these changes to our outlook, we are lowering our guidance for fiscal year 2017 GAAP earnings per share to be in a range of $0.75-0.81(2) and adjusted earnings per share to be in a range of $1.32-1.38. For the third quarter, we expect our net sales to be in a range of $453-463 million, GAAP earnings per share to be in a range of $0.12-0.15 and adjusted earnings per share to be in a range of $0.23-0.26. Relative to the first half of fiscal 2017 and as previously communicated, our GAAP EPS and adjusted EPS in the second half will be impacted by a higher average effective tax rate.
Second Quarter Fiscal 2017 Segment Highlights

Process & Motion Control
Process & Motion Control net sales were $287 million in the second quarter of fiscal 2017, up 7% year over year. The Cambridge acquisition contributed 8%, and more than offset the 1% year over year decrease in core sales. Adverse OEM and end user demand across several of our industrial process end markets was largely offset by positive core sales growth in our industrial distribution channels and our consumer-facing end markets.

Process & Motion Control income from operations for the second quarter of fiscal 2017 was $37 million, or 12.9% of net sales. Income from operations as a percentage of net sales increased by 30 basis points year over year in the second quarter as the impact of incremental investments in our innovation, market expansion, and cost reduction initiatives and acquisition purchase accounting adjustments were more than offset by lower amortization expense and RBS-led productivity gains.

Adjusted EBITDA(1) in the second quarter was $61 million. Adjusted EBITDA as a percentage of net sales increased by 50 basis points year over year to 21.2%.

Water Management
Water Management net sales were $204 million in the second quarter of fiscal 2017, a decline of 6% year over year. Core sales decreased 4% year over year, which excludes a 1% adverse impact associated with the exit of the Rodney Hunt® Fontaine® (“RHF”) product line and a 1% unfavorable impact from foreign currency translation. Project shipments to our global water and wastewater infrastructure end markets were lower than in the year-earlier quarter and more than offset stable demand in our nonresidential construction end markets.

Water Management income from operations was $26 million for the second quarter of fiscal 2017. Operating margin was 12.7% of net sales, a decrease of 50 basis points year over year. The contraction reflects the reduced level of sales and less favorable project mix, plus increased investment in our innovation and market expansion initiatives.

Adjusted EBITDA(1) in the first quarter was $38 million or 19.1% of sales (adjusted for the RHF product line exit). Comparable margin declined by 180 basis points year over year.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)
Our guidance for GAAP earnings per share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Non-GAAP Financial Measures

The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions (such as the Cambridge acquisition), divestitures (such as the RHF product line exit) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Conference Call Details

Rexnord will hold a conference call on Thursday, November 3, 2016 at 8:00 a.m. Eastern Time to discuss its fiscal 2017 second quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4355 1007

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, November 3, 2016 until 11:59 p.m. Eastern Time, November 10, 2016. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 4355 1007 #.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2016 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$491.0	$485.9	$962.8	$971.0
Cost of sales	317.0	316.6	623.4	631.9
Gross profit	174.0	169.3	339.4	339.1
Selling, general and administrative expenses	106.6	96.9	213.2	197.3
Restructuring and other similar charges	4.4	2.7	10.0	4.6
Amortization of intangible assets	10.5	14.2	25.1	28.5
Income from operations	52.5	55.5	91.1	108.7
Non-operating expense:
Interest expense, net	(22.8)	(21.9)	(46.5)	(43.5)
Other expense, net	(0.7)	(1.0)	(2.6)	(1.4)
Income before income taxes	29.0	32.6	42.0	63.8
Provision (benefit) for income taxes	4.4	10.0	(1.5)	20.0
Net income	24.6	22.6	43.5	43.8
Non-controlling interest loss	—	—	—	(0.1)
Net income attributable to Rexnord	$24.6	$22.6	$43.5	$43.9

Net income per share:
Basic	$0.24	$0.23	$0.43	$0.43
Diluted	$0.24	$0.22	$0.42	$0.42
Net income per share attributable to Rexnord:
Basic	$0.24	$0.23	$0.43	$0.44
Diluted	$0.24	$0.22	$0.42	$0.42
Weighted-average number of shares outstanding (in thousands):
Basic	102,728	100,353	102,207	100,878
Effect of dilutive equity awards	1,880	2,527	2,222	2,807
Diluted	104,608	102,880	104,429	103,685

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Second quarter ended September 30, 2016
(in Millions, except share and per share amounts) (Unaudited)

	Second Quarter Ended		Six Months Ended
Adjusted EBITDA	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$24.6	$22.6	$43.5	$43.8
Interest expense, net	22.8	21.9	46.5	43.5
Income tax provision (benefit)	4.4	10.0	(1.5)	20.0
Depreciation and amortization	24.3	28.4	53.3	56.6
EBITDA	76.1	82.9	141.8	163.9

Adjustments to EBITDA
Restructuring and other similar charges	4.4	2.7	10.0	4.6
Impact of RHF product line exit (1)	2.1	3.8	4.7	5.7
Stock-based compensation expense	3.7	1.9	6.0	3.8
Last-in first-out inventory adjustments	—	0.8	(0.1)	0.8
Acquisition-related fair value adjustment	3.3	—	4.3	—
Other expense, net (2)	0.7	1.0	2.6	1.4
Subtotal of adjustments to EBITDA	14.2	10.2	27.5	16.3
Adjusted EBITDA	$90.3	$93.1	$169.3	$180.2

	Second Quarter Ended		Six Months Ended
Adjusted Net Income and Earnings Per Share	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income from continuing operations	24.6	22.6	$43.5	43.8
Supply chain optimization and footprint repositioning initiatives (3)	0.8	0.4	1.4	0.4
Impact of RHF product line exit (1)	2.3	4.3	5.2	6.7
Restructuring and other similar charges	4.4	2.7	10.0	4.6
Acquisition-related fair value adjustment	3.3	—	4.3	—
Amortization of intangible assets	10.5	14.2	25.1	28.5
Other expense, net (2)	0.7	1.0	2.6	1.4
Tax effect on above items	(7.0)	(7.8)	(16.4)	(14.6)
Adjusted net income from continuing operations	$39.6	$37.4	$75.7	$70.8

Weighted-average number of shares outstanding (in thousands)
Basic	102,728	100,353	102,207	100,878
Effect of dilutive equity awards	1,880	2,527	2,222	2,807
Diluted	104,608	102,880	104,429	103,685

GAAP net income per share from continuing operations - diluted	$0.24	$0.22	$0.42	$0.42
Adjusted earnings per share - diluted	$0.38	$0.36	$0.72	$0.68

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement. Further, to enhance comparability between historical periods, the pre-tax loss of the RHF product line exit has also been excluded from our Adjusted earnings per share.

(2)
Other expense, net includes the impact of foreign currency transactions, sale of long-lived assets and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended September 30, 2016 for further information.

(3)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Second Quarter Ended
	September 30, 2016			September 30, 2015
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income from operations	$37.1	$26.0	$(10.6)	$33.9	$28.6	$(7.0)
Operating margin	12.9%	12.7%		12.6%	13.2%

Depreciation and amortization	15.5	8.8	—	19.0	9.4	—
Restructuring and other similar charges	3.6	0.8	—	1.9	0.8	—
Acquisition-related fair value adjustment	3.3	—	—	—	—	—
Stock-based compensation expense	1.0	0.4	2.3	0.5	0.5	0.9
Impact of RHF product line exit (1)	—	2.1	—	—	3.8	—
Last-in first-out inventory adjustments	0.2	(0.2)	—	0.4	0.4	—
Adjusted EBITDA	$60.7	$37.9	$(8.3)	$55.7	$43.5	$(6.1)
Adjusted EBITDA margin (2)	21.2%	19.1%		20.7%	20.9%

	Six Months Ended
	September 30, 2016			September 30, 2015
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income from operations	$62.7	$48.7	$(20.3)	$69.5	$56.0	$(16.8)
Operating margin	11.4%	11.8%		12.9%	13.0%

Depreciation and amortization	34.8	18.5	—	38.2	18.4	—
Restructuring and other similar charges	6.0	4.0	—	3.2	1.4	—
Acquisition-related fair value adjustment	4.3	—	—	—	—	—
Stock-based compensation expense	1.5	0.8	3.7	1.1	0.8	1.9
Impact of RHF product line exit (1)	—	4.7	—	—	5.7	—
Last-in first-out inventory adjustments	0.4	(0.5)	—	0.7	0.1	—
Adjusted EBITDA	$109.7	$76.2	$(16.6)	$112.7	$82.4	$(14.9)
Adjusted EBITDA margin (2)	19.9%	19.0%		20.9%	20.3%

Third Quarter and Fiscal 2017 Earnings Guidance Reconciliation	Earnings Guidance for	Earnings Guidance for
	the Three Months Ending	the Twelve Months Ending
Adjusted net income per diluted share	December 31, 2016	March 31, 2017
Net income per diluted share (3)	$0.12 to $0.15	$0.75 to $0.81
Footprint repositioning and supply chain optimization	0.02	0.09
Restructuring and other similar charges	0.06	0.24
Acquisition-related fair value adjustment	—	0.04
Impact of RHF product line exit	0.01	0.07
Amortization of intangible assets	0.08	0.41
Other expense, net	—	0.02
Tax impact on adjustments	(0.06)	(0.30)
Adjusted net income per diluted share	$0.23 to $0.26	$1.32 to $1.38

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement.

(2)
Calculation of Adjusted EBITDA margin for our Water Management platform excludes sales associated with the RHF product line. See reconciliation included within the supplemental data for additional details.

(3)
Our guidance for net income per diluted share is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income per diluted share may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income attributable to Rexnord	$24.6	$22.6	$43.5	$43.9
Other comprehensive income (loss):
Foreign currency translation adjustments	4.9	(16.2)	0.1	(11.8)
Unrealized income (loss) on interest rate derivatives, net of tax	2.0	(4.2)	2.3	(4.2)
Change in pension and other postretirement defined benefit plans, net of tax	(0.3)	(0.3)	(0.6)	(0.6)
Other comprehensive income (loss), net of tax	6.6	(20.7)	1.8	(16.6)
Non-controlling interest loss	—	—	—	(0.1)
Total comprehensive income	$31.2	$1.9	$45.3	$27.2

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	September 30, 2016	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$208.5	$484.6
Receivables, net	307.0	317.6
Inventories, net	355.0	327.2
Income tax receivable	17.3	1.8
Other current assets	45.0	44.9
Total current assets	932.8	1,176.1
Property, plant and equipment, net	420.7	397.2
Intangible assets, net	576.6	520.9
Goodwill	1,319.5	1,193.8
Insurance for asbestos claims	32.0	32.0
Other assets	36.4	34.8
Total assets	$3,318.0	$3,354.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$0.7	$20.2
Trade payables	189.2	200.8
Compensation and benefits	51.3	54.0
Current portion of pension and postretirement benefit obligations	5.0	5.0
Other current liabilities	124.7	124.4
Total current liabilities	370.9	404.4

Long-term debt	1,822.0	1,899.9
Pension and postretirement benefit obligations	192.2	195.5
Deferred income taxes	205.3	186.0
Reserve for asbestos claims	32.0	32.0
Other liabilities	50.2	49.0
Total liabilities	2,672.6	2,766.8

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 102,754,116 at September 30, 2016 and 101,435,762 at March 31, 2016	1.0	1.0
Additional paid-in capital	867.7	856.2
Retained deficit	(86.1)	(129.6)
Accumulated other comprehensive loss	(137.2)	(139.0)
Total Rexnord stockholders' equity	645.4	588.6
Non-controlling interest	—	(0.6)
Total stockholders' equity	645.4	588.0
Total liabilities and stockholders' equity	$3,318.0	$3,354.8

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	September 30, 2016	September 30, 2015
Operating activities
Net income	$43.5	$43.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	28.2	28.1
Amortization of intangible assets	25.1	28.5
Amortization of deferred financing costs	1.2	1.0
Gain on dispositions of long-lived assets	0.2	(0.4)
Deferred income taxes	(13.5)	(1.2)
Other non-cash charges	0.2	3.4
Stock-based compensation expense	6.0	3.8
Changes in operating assets and liabilities:
Receivables	12.4	11.9
Inventories	(16.3)	(3.9)
Other assets	(10.4)	5.7
Accounts payable	(16.1)	(44.1)
Accruals and other	(1.5)	(9.6)
Cash provided by operating activities	59.0	67.0

Investing activities
Expenditures for property, plant and equipment	(28.9)	(16.7)
Acquisitions, net of cash acquired	(213.7)	1.1
Proceeds from dispositions of long-lived assets	1.9	4.0
Cash used for investing activities	(240.7)	(11.6)

Financing activities
Repayments of long-term debt	(80.4)	(9.8)
Proceeds from borrowings of debt	—	0.9
Repayments of short-term debt	(19.5)	(0.7)
Proceeds from exercise of stock options	6.4	—
Deferred acquisition payment	(0.3)	—
Repurchase of Company common stock	—	(40.0)
Excess tax benefit on exercise of stock options	—	1.0
Cash used for financing activities	(93.8)	(48.6)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	(2.4)
Decrease in cash and cash equivalents	(276.1)	4.4
Cash and cash equivalents at beginning of period	484.6	370.3
Cash and cash equivalents at end of period	$208.5	$374.7

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2017
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$263.7	$286.9			$550.6
Water Management, as adjusted (1)	201.6	198.6			400.2
Total, as adjusted (1)	$465.3	$485.5			$950.8

Sales growth
Core growth	(1)%	(2)%			(2)%
Currency translation	(1)%	—%			(1)%
Acquisition/divestiture	(1)%	3%			2%
Reported growth	(3)%	1%			(1)%

Adjusted EBITDA
Process & Motion Control	$49.0	$60.7			$109.7
Water Management	38.3	37.9			76.2
Corporate	(8.3)	(8.3)			(16.6)
Total	$79.0	$90.3			$169.3

Adjusted EBITDA %
Process & Motion Control	18.6%	21.2%			19.9%
Water Management	19.0%	19.1%			19.0%
Total (including Corporate)	17.0%	18.6%			17.8%

	Fiscal 2016
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$271.6	$268.8	$265.8	$294.1	$1,100.3
Water Management, as adjusted (1)	196.6	208.5	188.2	191.2	784.5
Total, as adjusted (1)	$468.2	$477.3	$454.0	$485.3	$1,884.8

Sales growth
Core growth	(2)%	(5)%	(4)%	(3)%	(3)%
Currency translation	(5)%	(5)%	(4)%	(2)%	(4)%
Acquisition/divestiture	2%	2%	1%	—%	1%
Reported growth	(5)%	(8)%	(7)%	(5)%	(6)%

Adjusted EBITDA
Process & Motion Control	$57.0	$55.7	$56.6	$65.0	$234.3
Water Management	38.9	43.5	43.4	33.6	159.4
Corporate	(8.8)	(6.1)	(7.9)	(5.4)	(28.2)
Total	$87.1	$93.1	$92.1	$93.2	$365.5

Adjusted EBITDA %
Process & Motion Control	21.0%	20.7%	21.3%	22.1%	21.3%
Water Management	19.8%	20.9%	23.1%	17.6%	20.3%
Total (including Corporate)	18.6%	19.5%	20.3%	19.2%	19.4%

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management and consolidated financial information that has been adjusted to exclude the RHF product line. Refer to the "Reconciliation of GAAP to Non-GAAP Financial Measures" schedules below.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2017 and Fiscal 2016 Quarterly Results
(in Millions) (Unaudited)

Reconciliation of Water Management Net Sales to Water Management Net Sales Excluding RHF:

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$208.1	$204.1			$412.2
Less RHF net sales (1)	(6.5)	(5.5)			(12.0)
Water Management net sales, as adjusted (1)	$201.6	$198.6			$400.2

	Fiscal 2016
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$213.5	$217.1	$194.4	$198.5	$823.5
Less RHF net sales (1)	(16.9)	(8.6)	(6.2)	(7.3)	(39.0)
Water Management net sales, as adjusted (1)	$196.6	$208.5	$188.2	$191.2	$784.5

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management net sales that has been adjusted to exclude the RHF product line.